                                  EXHIBIT 11

                              CURAGEN CORPORATION
                       COMPUTATION OF NET LOSS PER SHARE
                      ATTRIBUTABLE TO COMMON STOCKHOLDERS


                                                                        Year Ended December 31,
                                                          -------------------------------------------------
                                                                1996             1997             1998
                                                          ----------------  ---------------  --------------
Net loss                                                        ($589,135)     ($7,222,010)   ($18,428,485)
Preferred dividends                                               (17,106)         (68,424)       (508,435)
                                                          ----------------  ---------------  --------------
Net loss attributable to common stockholders                    ($606,241)     ($7,290,434)   ($18,936,920)
                                                          ================  ===============  ==============
Basic and diluted net loss per share attributable
   to common stockholders                                        $  (0.12)      $    (0.92)    $     (1.55)
                                                          ================  ===============  ==============
Weighted average number of shares used in
   computing basic and diluted net loss per share
   attributable to common stockholders                          5,097,073        7,888,383      12,201,006
                                                          ================  ===============  ==============